Mylan Reports Second Quarter 2012 Adjusted Diluted EPS of $0.60, a 15% Increase Over Prior Year Quarter
Reaffirms 2012 adjusted diluted EPS guidance range of $2.45 - $2.55
PITTSBURGH - July 26, 2012-Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and six months ended June 30, 2012.
Financial Highlights

•	Adjusted diluted EPS of $0.60 for the three months ended June 30, 2012 compared to $0.52 for the same prior year period, an increase of 15%

•	Total revenues of $1.69 billion for the three months ended June 30, 2012 compared to $1.57 billion for the same prior year period, an increase of 7%

•	On a GAAP basis, diluted EPS of $0.33 for both of the three month periods ended June 30, 2012 and 2011

•	Adjusted diluted EPS of $1.12 for the six months ended June 30, 2012 compared to $0.96 for the same prior year period, an increase of 17%

•	Total revenues of $3.28 billion for the six months ended June 30, 2012 compared to $3.02 billion for the same prior year period, an increase of 9%

•	On a GAAP basis, diluted EPS of $0.62 for the six months ended June 30, 2012 compared to $0.56 for the same prior year period, an increase of 11%

•
Adjusted Operating cash flow was $349 million for the six months ended June 30, 2012, an increase of 40%. On a GAAP basis, cash flow from operating activities of $193 million for the six months ended June 30, 2012

•	Share repurchase program announced on May 10, 2012 completed during second quarter — 23.4 million shares purchased for approximately $500 million

Mylan Chief Executive Officer, Heather Bresch commented: “Mylan delivered another very strong quarter of top- and bottom-line growth, driven by more than 50% growth in our Specialty business, double-digit growth in North America and strong performance of our antiretroviral business. We delivered this growth while continuing to invest in our global platform, through increased spending on research and development and sales and marketing programs, in order to position our business for continued long-term success. As we look at the rest of the year, we continue to anticipate that the third quarter will be by far our strongest of the year, with a fourth quarter similar to or slightly higher than the second quarter.”

John Sheehan, Mylan's Chief Financial Officer added: “Our second quarter results once again demonstrate the strength and resilience of our diverse, global platform. We expect to continue to generate strong cash flows, further enhancing our financial flexibility and capacity to invest in our current business, as well as other opportunities as they arise. Looking ahead, we are reaffirming our 2012 adjusted earnings guidance of $2.45 to $2.55 per share, as well as our 2013 adjusted earnings target of $2.75 per share.”

Financial Results Summary
For the three months ended June 30, 2012, Mylan reported total revenues of $1.69 billion compared to $1.57 billion in the comparable prior year period. Third party revenues for the quarter ended June 30, 2012 increased $107.6 million, or 6.9%, to $1.68 billion from $1.57 billion in the comparable prior year period. The effect of foreign currency translation had an unfavorable impact of approximately 5% on third party revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating third party revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth of approximately $180 million, or 12%.

A tabular summary of our revenues for the three and six months ended June 30, 2012, and 2011, is included at the end of this release. Also included at the end of this release are the reconciliations of adjusted financial results to the most closely applicable GAAP financial result.

Third party net revenues from Mylan's Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Australia, India, Japan and New Zealand (collectively, Asia Pacific) were $1.48 billion in the quarter ended June 30, 2012, compared to $1.44 billion in the comparable prior year period, representing an increase of $40.7 million, or 2.8%, or an increase of approximately 8% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $845.3 million for the current quarter, compared to $749.1 million for the comparable prior year period, representing an increase of $96.2 million, or 12.8%. The increase in third party revenues was principally due to sales of new products which totaled approximately $240 million in the current quarter. The most significant new product launched in the current quarter was Doxycycline Hyclate Delayed-release (DR) Tablets USP, 150 mg, the generic version of Mayne Pharma's Doryx® 150 mg product which is marketed by Warner Chilcott. The increase in sales from new products was partially offset by lower sales of existing products, including those launched as "new products" in the prior year, principally as a result of lower pricing. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $326.6 million for the current quarter, compared to $378.7 million for the comparable prior year period, representing a decrease of $52.1 million, or 13.7%. Foreign currency translation had a negative impact on sales for the current quarter, principally reflecting the strengthening of the U.S. Dollar versus the Euro. Translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in a decrease in third party net revenues of approximately $14 million, or 3%. This decrease was the result of competitive market conditions which resulted in unfavorable pricing in a number of European markets in which Mylan operates, primarily France and Germany. These decreases were offset by increases in Italy and Spain, where local currency revenues increased approximately 21% and 14%, respectively.

Third party net revenues from Asia Pacific were $307.5 million for the current quarter, compared to $310.9 million for the comparable prior year period, a decrease of $3.4 million, or 1.1%. However, foreign currency translation had a negative impact on sales for the current quarter, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee. Excluding the effect of foreign currency, calculated as described above, third party net revenues would have actually increased by approximately $29 million, or 9%. This increase is primarily driven by an increase in local currency revenues at Mylan Laboratories Limited (formerly Matrix Laboratories Limited), Mylan's subsidiary in India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS. In addition, local currency revenues in Japan were favorably impacted by higher volumes. Offsetting these increases was a slight decline in local currency revenues in Australia, as a result of significant government-imposed pricing reform which went into effect in the first quarter of 2012.

For the current quarter, Mylan's Specialty segment reported third party net sales of $198.6 million, an increase of $66.9 million, or 50.8%, from the comparable prior year period of $131.7 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® auto-injector, sales of which increased as a result of favorable pricing and growth in the overall market. The EPIPEN® auto-injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions.

Gross profit for the three months ended June 30, 2012, was $699.2 million and gross margins were 41.3%. For the three months ended June 30, 2011, gross profit was $669.4 million, and gross margins were 42.5%. Adjusted gross profit, as further defined below, for the three months ended June 30, 2012 was $819.2 million and adjusted gross margins were 49% as compared to adjusted gross profit of $758.7 million and adjusted gross margins of 48% in the comparable prior year period. The increase in adjusted gross margins was primarily the result of favorable volume and pricing on the EPIPEN® auto-injector and new products, partially offset by the impact of unfavorable pricing in all regions of our generics segment.

Earnings from operations were $257.8 million for the three months ended June 30, 2012, compared to $280.5 million for the comparable prior year period. Adjusted earnings from operations for the three months ended June 30, 2012 was $398.1 million as compared to adjusted earnings from operations of $384.6 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, mainly as a result of the increase in revenues in the North American generics business and in the Specialty segment and gross margin expansion as discussed above, partially offset by increases in research and development costs ("R&D") and selling, general and administrative costs ("SG&A"). R&D increased due primarily to the expenses related to the development of the respiratory and biologics programs as well as the timing of internal and external product development projects. SG&A increased as a result of increased marketing costs related to the EPIPEN® auto-injector, and higher employee benefit costs.

Interest expense for the three months ended June 30, 2012, totaled $75.7 million, compared to $84.7 million for the comparable prior year period. Adjusted interest expense for the three months ended June 30, 2012 was $61.1 million as compared to adjusted interest expense of $72.3 million in the comparable prior year period. The decrease was the result of lower interest expense on variable rate debt instruments primarily due to the refinancing of our credit agreement in November 2011.

Other income, net, was $7.8 million in the current quarter compared to $7.2 million in the comparable prior year period. Generally included in other income, net, are foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. decreased $7.9 million, or 5.4%, to $138.6 million for the three months ended June 30, 2012 as compared to $146.4 million for the prior year comparable period. Adjusted earnings increased $22.3 million or 9.6% to $253.9 million for the three months ended June 30, 2012 as compared to adjusted earnings of $231.6 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $390.8 million for the quarter ended June 30, 2012, and $412.9 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $447.6 million for the current three-month period and $437.4 million for the comparable prior year period.

For the six months ended June 30, 2012, Mylan reported total revenues of $3.28 billion compared to $3.02 billion in the comparable prior year period. Third party net revenues for the six months ended June 30, 2012 were $3.25 billion compared to $3.01 billion for the comparable prior year period, representing an increase of $244.2 million, or 8.1%. Revenues were unfavorably impacted by the effect of foreign currency translation, generally reflecting a stronger U.S. dollar as compared to the currencies in other major markets in which Mylan operates. Translating third party net revenues at prior year exchange rates would have resulted in year-over-year growth in third party net revenues, excluding foreign currency of $342 million, or approximately 11%.

Generics third party net revenues were $2.89 billion for the six months ended June 30, 2012, compared to $2.78 billion in the comparable prior year period, representing an increase of $112.1 million, or 4.0%, or an increase of approximately 8% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $1.62 billion for the six months ended June 30, 2012, compared to $1.42 billion for the comparable prior year period, representing an increase of $198.5 million, or 13.9%. The increase in third party revenues was principally due to sales of new products which totaled approximately $430 million in the current year to date period, partially offset by lower revenues from existing products.

Third party net revenues from EMEA were $662.3 million for the six months ended June 30, 2012, compared to $767.8 million for the comparable prior year period, a decrease of $105.5 million, or 13.7%. Excluding the unfavorable effect of foreign currency, calculated as described above, the decrease was approximately $53 million, or 7%. This decrease was the result of competitive market conditions resulting in lower volume and pricing in a number of European markets in which Mylan operates, primarily France and Germany, offset by a strong performance in Italy.

In Asia Pacific, third party net revenues were $606.1 million for the six months ended June 30, 2012, compared to $587.0 million for the comparable prior year period, an increase of $19.2 million, or 3.3%. Excluding the unfavorable effect of foreign currency, calculated as described above, the increase was approximately $61 million, or 10%.This increase is primarily driven by higher third party sales at Mylan Laboratories Limited.

Specialty reported third party net revenues of $360.8 million for the six months ended June 30, 2012, an increase of $132.1 million, or 57.7% over the comparable prior year period amount of $228.7 million. This increase was the result of higher sales of the EPIPEN® auto-injector.

Gross profit for the six months ended June 30, 2012 was $1.37 billion and gross margins were 41.6%. For the comparable prior year period, gross profit was $1.26 billion and gross margins were 41.7%. Adjusted gross profit for the six months ended June 30, 2012 was $1.58 billion and adjusted gross margins were 48% as compared to adjusted gross profit of $1.44 billion and adjusted gross margins of 48% in the comparable prior year period.

Earnings from operations were $504.2 million for the six months ended June 30, 2012, compared to $492.1 million for the comparable prior year period. Adjusted earnings from operations for the six months ended June 30, 2012 was $766.4 million as compared to adjusted earnings from operations of $724.1 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, mainly as a result of the increase in revenues in the North American generics business and in the Specialty segment, partially offset by increases in R&D and SG&A. R&D increased due primarily to the expenses related to the development of the respiratory and biologics programs as well as the timing of internal and external product development projects. SG&A increased as a result of increased marketing and employee benefit costs, including increased costs for retirement and post-employment programs.

Interest expense for the six months ended June 30, 2012, totaled $158.1 million, compared to $169.1 million for the comparable prior year period. Adjusted interest expense for the six months ended June 30, 2012 was $121.8 million as compared to adjusted interest expense of $144.9 million in the comparable prior year period.

Other income, net, for the current six month period was $2.1 million compared to $10.5 million in the comparable prior year period.

Net earnings attributable to Mylan Inc. increased $17.0 million, or 6.8%, to $267.6 million for the six months ended June 30, 2012 as compared to $250.6 million for the prior year comparable period. Adjusted earnings increased $49.9 million, or 11.6%, to $478.5 million for the six months ended June 30, 2012 as compared to adjusted earnings of $428.6 million for the prior year comparable period.

EBITDA was $757.3 million for the six months ended June 30, 2012, and $747.5 million for the comparable prior year period. After adjusting for certain items as further discussed below, adjusted EBITDA was $858.9 million for the current six month period and $823.5 million for the comparable prior year period.
Cash Flow
Adjusted cash provided by operating activities was $349 million for the six months ended June 30, 2012, compared to $249 million for the comparable prior year period. The increase in adjusted cash provided by operating activities was principally the result of an increase in profitability. On a GAAP basis, cash provided by operating activities was $193 million for the six months ended June 30, 2012, compared to $143 million for the comparable prior year period. Capital expenditures were approximately $99 million in the current year as compared to approximately $111 million in the same prior year period.

During the three months ended June 30, 2012, the company completed the share repurchase program announced on May 10, 2012 by purchasing approximately 23.4 million shares of common stock for approximately $500 million. During the three months ended June 30, 2011, the company repurchased approximately 14.8 million shares of common stock for approximately $350 million.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing certain non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense, revenue and operating cash flow items in order to supplement investors' and other readers' understanding and assessment of the company's financial performance, because the company's management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company's ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and six months ended June 30, 2012 and 2011 (in millions, except per share amounts):

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2012		2011		2012		2011
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$138.6	$0.33	$146.4	$0.33	$267.6	$0.62	$250.6	$0.56
Purchase accounting related amortization (included in cost of sales)	88.8		87.2		178.3		173.9
Litigation settlements, net	(12.2)		2.2		(10.0)		26.2
Interest expense, primarily amortization of convertible debt discount	7.1		12.4		20.6		24.2
Non-cash accretion and fair value adjustments of contingent consideration liability	15.8		—		24.0		—
Clean energy investment subsidiary revenue (a)	(3.7)		—		(12.4)		—
Restructuring & other special items included in:
Cost of sales	35.0		2.0		47.9		6.2
Research and development expense	1.4		0.2		2.8		0.8
Selling, general and administrative expense	22.8		12.5		47.4		24.9
Other income, net	(1.2)		(1.2)		1.1		(1.2)
Tax effect of the above items and other income tax related items	(38.5)		(30.1)		(88.8)		(77.0)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$253.9	$0.60	$231.6	$0.52	$478.5	$1.12	$428.6	$0.96
Weighted average diluted common shares outstanding	424.4		445.4		428.4		446.9

(a)
Adjustment represents exclusion of revenue related to our ownership of a clean energy investment subsidiary, the activities of which qualify for tax credits under section 45 of the Internal Revenue Code. Amount is included in other revenue.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and six months ended June 30, 2012, and 2011 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP net earnings attributable to Mylan Inc.	$138.6	$146.4	$267.6	$250.6
Add/(deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.6	0.5	0.9	0.9
Income taxes	50.8	56.0	79.7	82.0
Interest expense	75.7	84.7	158.1	169.1
Depreciation and amortization	125.1	125.3	251.0	244.9
EBITDA	$390.8	$412.9	$757.3	$747.5
Add adjustments:
Stock-based compensation expense	10.1	10.9	22.4	21.2
Litigation settlements, net	(12.2)	2.2	(10.0)	26.2
Restructuring & other special items	58.9	11.4	89.2	28.6
Adjusted EBITDA	$447.6	$437.4	$858.9	$823.5
Conference Call
Mylan will host a conference call and live webcast today, Thursday, July 26, 2012, at 10:30 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.402.3913 or 817.382.5964 for international callers. A replay, available for approximately seven days, will be available at 800.585.8367 or 404.537.3406 for international callers with access pass code 94584310. To access a live webcast of the call, please log on to Mylan's Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service a habit, do what's right, not what's easy and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately one-third of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 150 countries and territories. Our workforce of more than 18,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com
Forward Looking Statements
This press release includes statements that constitute "forward-looking statements", including with regard to the Company's future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, and other expectations and targets for future periods. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and often may be identified by the use of words such as “may,” “believe”, “anticipate”, “expect”, “plan”, “estimate” and variations of these words or comparable words. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business;

uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company's Report on Form 10-Q, for the quarter ended March 31, 2012, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-Q for the quarter ended June 30, 2012, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Net revenues	$1,677,985	$1,570,364	$3,251,060	$3,006,873
Other revenues	13,552	3,513	32,885	15,961
Total revenues	1,691,537	1,573,877	3,283,945	3,022,834
Cost of sales	992,358	904,448	1,918,493	1,762,460
Gross profit	699,179	669,429	1,365,452	1,260,374
Operating expenses:
Research and development	94,361	72,494	175,320	147,804
Selling, general and administrative	359,216	314,220	695,985	594,215
Litigation settlements, net	(12,206)	2,244	(10,033)	26,210
Total operating expenses	441,371	388,958	861,272	768,229
Earnings from operations	257,808	280,471	504,180	492,145
Interest expense	75,666	84,654	158,075	169,064
Other income, net	7,837	7,218	2,145	10,470
Earnings before income taxes and noncontrolling interest	189,979	203,035	348,250	333,551
Income tax provision	50,843	56,049	79,687	82,020
Net earnings	139,136	146,986	268,563	251,531
Net earnings attributable to the noncontrolling interest	(586)	(540)	(934)	(910)
Net earnings attributable to Mylan Inc. common shareholders	$138,550	$146,446	$267,629	$250,621
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.33	$0.34	$0.63	$0.58
Diluted	$0.33	$0.33	$0.62	$0.56
Weighted average common shares outstanding:
Basic	420,281	433,236	423,766	435,192
Diluted	424,394	445,391	428,380	446,932

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Assets
Current assets:
Cash and cash equivalents	$314,330	$375,056
Restricted cash	1,413	9,274
Marketable securities	32,240	30,686
Accounts receivable, net	1,526,315	1,426,438
Inventories	1,473,360	1,396,742
Other current assets	404,269	330,648
Total current assets	3,751,927	3,568,844
Intangible assets, net	2,491,377	2,630,747
Goodwill	3,467,924	3,517,935
Other non-current assets	1,890,743	1,880,617
Total assets	$11,601,971	$11,598,143
LIABILITIES AND EQUITY
Liabilities
Current liabilities	2,164,012	2,563,156
Long-term debt (a)	5,165,931	4,479,080
Other non-current liabilities	1,072,907	1,051,125
Total liabilities	8,402,850	8,093,361
Noncontrolling interest	13,932	13,007
Mylan Inc. shareholders' equity	3,185,189	3,491,775
Total liabilities and equity	$11,601,971	$11,598,143

(a)
At December 31, 2011, long-term debt of approximately $594.0 million related to the Senior Convertible Notes was classified within current liabilities. During the first quarter, the Senior Convertible Notes matured and were repaid.

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		Percent Change		Percent Change
	2012	2011	2012	2011	Total	Constant Currency (1)	Total	Constant Currency (1)

Generics:
Third party net sales
North America	$845.3	$749.1	$1,621.8	$1,423.3	13%	13%	14%	14%
EMEA	326.6	378.7	662.3	767.8	(14)%	(3)%	(14)%	(7)%
Asia Pacific	307.5	310.9	606.1	587.0	(1)%	9%	3%	10%
Total third party net sales	1,479.4	1,438.7	2,890.2	2,778.1	3%	8%	4%	8%

Other third party revenues	9.7	2.7	20.3	13.8
Total third party revenues	1,489.1	1,441.4	2,910.5	2,791.9

Intersegment revenues	0.4	0.4	0.7	0.8
Generics total revenues	1,489.5	1,441.8	2,911.2	2,792.7

Specialty:
Third party net sales	198.6	131.7	360.8	228.7	51%	51%	58%	58%
Other third party revenues	0.1	0.8	0.2	2.2
Total third party revenues	198.7	132.5	361.0	230.9

Intersegment revenues	9.0	17.4	23.7	34.3
Specialty total revenues	207.7	149.9	384.7	265.2

Corporate:
Other third party revenues	3.7	—	12.4	—

Elimination of intersegment revenues	(9.4)	(17.8)	(24.4)	(35.1)
Consolidated total revenues	$1,691.5	$1,573.9	$3,283.9	$3,022.8	7%	12%	9%	11%

(1)	The constant currency percent change is derived by translating third party net sales for the current quarter at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP other revenues	$13.6	$3.5	$32.9	$16.0
Deduct:
Revenues of clean energy investment subsidiary (a)	(3.7)	—	(12.4)	—
Adjusted other revenues	$9.9	$3.5	20.5	16.0

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP total revenues	$1,691.5	$1,573.9	$3,283.9	$3,022.8
Deduct:
Revenues of clean energy investment subsidiary (a)	(3.7)	—	(12.4)	—
Adjusted total revenues	$1,687.8	$1,573.9	$3,271.5	$3,022.8

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP cost of sales	$992.4	$904.4	$1,918.5	$1,762.5
Deduct:
Cost of sales of clean energy investment subsidiary (a)	5.1	—	15.8	—
Purchase accounting related amortization	88.8	87.2	178.3	173.9
Restructuring & other special items	29.9	2.0	32.1	6.2
Adjusted cost of sales	$868.6	$815.2	$1,692.3	$1,582.4

Adjusted gross profit (b)	$819.2	$758.7	$1,579.2	$1,440.4

Adjusted gross margin (b)	49%	48%	48%	48%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP total operating expenses	$441.4	$389.0	$861.3	$768.2
Deduct:
Operating expense of clean energy investment subsidiary (a)	0.2	—	0.4	—
Litigation settlements, net	(12.2)	2.2	(10.0)	26.2
Restructuring & other special items	32.3	12.7	58.1	25.7
Adjusted total operating expenses	$421.1	$374.1	$812.8	$716.3

Adjusted earnings from operations (c)	$398.1	$384.6	$766.4	$724.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
GAAP interest expense	$75.7	$84.7	$158.1	$169.1
Deduct:
Interest expense of clean energy investment subsidiary (a)	1.3	—	3.1	—
Non-cash accretion of contingent consideration liability	7.5	—	15.7	—
Non-cash interest, primarily amortization of convertible debt discount	5.8	12.4	17.5	24.2
Adjusted interest expense	$61.1	$72.3	$121.8	$144.9

Reconciliation of cash provided by operating activities

	Six Months Ended
	June 30,
	2012	2011
GAAP cash used in operating activities	$192.6	$143.3
Add:
Payment of litigation settlements	95.2	72.1
Adjustments for timing of cash receipts deducted in prior periods	75.2	33.5
Income tax items	(13.9)	—
Adjusted cash provided by operating activities	$349.1	$248.9

a.
Adjustment represents exclusion of revenue and expenses related to our ownership of a clean energy investment subsidiary, the activities of which qualify for tax credits under section 45 of the Internal Revenue Code.

b.	Adjusted gross profit is calculated as adjusted total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by adjusted total revenue.

c.Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.